Exhibit 23.2

CONSENT OF MICHAEL P. RICHARDSON, P.E.

I hereby consent and to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”), or in any amendment to the Registration Statement or to any prospectuses or amendment or supplements thereto, of Rare Element Resources Ltd. (the “Company”) of the mineral reserve estimates and other analyses performed by me in my capacity as an independent consultant to the Company, which are set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

Michael P. Richardson, P.E.

By:	/s/ Michael P. Richardson
Michael P. Richardson, P.E. Senior Mining Engineer

Denver, Colorado

November 15, 2012